U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                                       ========================
                                   FORM 12b-25              OMB APPROVAL
                                                       OMB Number: 3235-0058
                                                       Expires: June 30, 1991
                                                       Average estimated burden
                                                       hours per response  2.50
                                                       ------------------------
                           NOTIFICATION OF LATE FILING

-----------------------                                 -----------------------
|   SEC FILE NUMBER   |                                 |    CUSIP NUMBER     |
|      33-43423       |                                 |    51827W103        |
-----------------------                                 -----------------------

(Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                    For Period  Ended:  DECEMBER 31, 1997

                    [ ]  Transition Report on Form 10-K
                    [ ]  Transition Report on Form 20-F
                    [ ]  Transition  Report on Form 11-K
                    [ ]  Transition Report on Form  10-Q
                    [ ]  Transition  Report on Form N-SAR

                    For the Transition Period Ended:
===============================================================================
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

  LATIN AMERICAN CASINOS, INC.
--------------------------------------------------------------------------------
Full Name of Registrant

  N/A
--------------------------------------------------------------------------------
Former Name if Applicable

  3941 N.E. 163rd Street
--------------------------------------------------------------------------------
Address of Principal Executive
 Office (Street and Number)

  North Miami, FL  33160
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a)   The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X]  (b)   The subject annual report,  semi-annual report,  transition report on
           Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

[ ]  (c)   The  accountant's   statement  or  other  exhibit  required  by  Rule
           12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     THE AUDIT OF THE COMPANY'S FINANCIAL STATEMENTS IS NOT YET COMPLETE DUE TO DELAYS IN RECEIVING NECESSARY INFORMATION REGARDING THE COMPANY'S SOUTH AMERICAN SUBSIDIARIES.


PART IV - OTHER INFORMATION

(1)   Name and telephone number of person to contact to this notification

    LLOYD LYONS                                305             945-9300
----------------------------------------     -------   ------------------------
(Name)                                      (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                 [X] Yes [ ] No
-----------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes [X] No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.
-----------------------------------------------------------

                          LATIN AMERICAN CASINOS, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  MARCH 30, 1998                            By /s/ LLOYD  LYONS - Chairman
      --------------                               ---------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
================================================================================
                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
================================================================================

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.